Craig K. Hubbard
Chief Financial Officer
504/892-5521 x 117

SCP POOL CORPORATION ACQUIRES 31 ADDITIONAL SERVICE CENTERS

_________________

ACQUISITION EXPECTED TO INCREASE MARKET PENETRATION

COVINGTON, La. (January 29, 2001) – SCP Pool Corporation (“SCP” or the “Company”) (Nasdaq/NM:POOL) today announced that it has completed the purchase of substantially all of the assets of the pool division of Hughes Supply, Inc. (NYSE:HUG). The Hughes pool division operated through a network of 31 service centers in the eastern half of the United States. Twenty-seven of these branches will operate as a subsidiary of Superior Pool Products, Inc., and four will operate under the SCP banner.

“We are very excited about this transaction and what it represents for SCP and the swimming pool industry. We are also appreciative of Hughes’ cooperation in the transition process and wish them much success as they focus their energies on their core businesses”, commented Manuel Perez de la Mesa, President.

SCP Pool Corporation is the largest independent distributor of swimming pool equipment, parts, supplies and complementary products. Currently, the Company operates 160 service centers in 35 states, the United Kingdom and France, through which it distributes more than 52,000 national brand and private label products to approximately 27,000 customers.

The above statements regarding future plans, intentions and expectations which are not historical facts are forward-looking statements that involve risk and uncertainties, including, but not limited to factors related to (i) the sensitivity of the swimming pool business to weather conditions; (ii) the intense competition and low barriers to entry in the swimming pool supply industry; (iii) the sensitivity of the swimming pool supply business to general economic conditions; (iv) the Company’s ability to identify appropriate acquisition candidates, complete acquisitions on satisfactory terms or successfully integrate acquired businesses; (v) the Company’s ability to obtain financing on satisfactory terms; (vi) the risk of fire, safety and casualty losses and related liabilities claims inherent in the storage and repackaging of chemicals sold by the Company; (vii) the Company’s ability to remain in compliance with the numerous environmental, health and safety requirements to which it is subject; and (viii) the other factors discussed in the Company’s filings with the Securities and Exchange Commission. Such factors could affect the Company’s actual results and could cause such results to differ materially from the company’s expectations described above.